UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2014

Shutterstock, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35669	80-0812659
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Fifth Avenue, 21st Floor

New York, New York 10118

(Address of principal executive offices, including zip code)

(646) 419-4452
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 24, 2014, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Shutterstock, Inc. (“Shutterstock” or the “Company”) approved a base salary reduction and an equity grant to Jonathan Oringer, the Company’s Founder, Chief Executive Officer and Chairman of the Board.

The equity grant consists of the following:

•                  a grant of 500,000 stock options, with an exercise price of $80.94 per share (the “Option Grant”); and

•                  a grant of 100,000 shares of restricted stock units (the “RSU Grant”).

The exercise price for the stock option was set at a premium to the closing price on the date of grant, specifically equal to the average closing price for the Company’s common stock over the 90 calendar days preceding the date of grant.

Both the Option Grant and the RSU Grant have the following provisions: neither award will vest (and in the case of the Option Grant, become exercisable) unless (i) Mr. Oringer remains continuously employed by Shutterstock until the fifth anniversary of the date of grant and (ii) the average 90-day closing price of the Company’s common stock equals or exceeds $161.88 for any 90 consecutive calendar days during the period commencing on the fifth anniversary of the date of grant and ending on  the tenth anniversary of the date of grant, inclusive; provided that Mr. Oringer remains continuously employed by Shutterstock until the date of satisfaction of such condition.  The price at which both the Option Grant and the RSU Grant vest is equal to $161.88, which is equal to 2 times the average closing price for the Company’s common stock over the 90 calendar days preceding the grant date of the Option Grant and of the RSU Grant.

Also, Mr. Oringer’s annual base salary was reduced from $250,000 to $1.00, effective as of April 24, 2014.

In determining Mr. Oringer’s compensation, the Compensation Committee consulted with its independent compensation consultant, AonHewitt.  Among other things, the Company and its consultant considered Mr. Oringer’s unique role as the founder of the Company, his development of the Company’s brand and the competitive pay for similarly situated individuals. The Compensation Committee further determined that it is in the best interest of the Company to motivate Mr. Oringer to continue to remain employed at the Company for at least the next five years to help the Company continue to grow and achieve its strategic objectives.  The Compensation Committee reviewed the fact that Mr. Oringer has never previously received any equity grants under the Company’s Omnibus Equity Incentive Plan, and furthermore, the Compensation Committee does not currently intend to make additional equity grants to Mr. Oringer under the Company’s Omnibus Equity Incentive Plan or otherwise during the next five years.  Taking all of these factors into consideration, the Compensation Committee concluded that the Option Grant and the RSU Grant are necessary and appropriate in order to retain Mr. Oringer’s services and provide him with incentives that are aligned with the interests of the stockholders.

Other than as described above, the provisions of Mr. Oringer’s prior employment agreement generally continue.  The foregoing description of the Option Grant and the RSU Grant is qualified in its entirety by the agreements granting those equity awards.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHUTTERSTOCK, INC.

Dated: April 28, 2014	By:	/s/ Timothy E. Bixby
Timothy E. Bixby
Chief Financial Officer

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